UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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 Preliminary information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

December 1, 2025

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. This information statement (“Information Statement”) provides information regarding the approval by the Board of Trustees (the “Board”) of the Saratoga Advantage Trust (the “Trust”) of a new advisory agreement on behalf of the Trust’s Financial Services Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, the parent company of Smith Group Asset Management, LLC (“SGAM”), Cantor Fitzgerald, L.P. (“CFLP”), announced that Howard W. Lutnick, CFLP’s former Chairman and Chief Executive Officer, agreed to transfer his ownership interest in CFLP to (i) trusts for the benefit of Mr. Lutnick’s adult children, for which Brandon Lutnick, the current Chairman and Chief Executive Officer of CFLP is the controlling trustee and (ii) certain other investors (no more than 10% of CFLP) (the “Transaction”).

The Transaction resulted in the “assignment” under the Investment Company Act of 1940, as amended (the “1940 Act”) of the prior investment advisory agreement between Saratoga Capital Management, LLC (“SCM”) and SGAM, resulting in its automatic termination.

The Board approved the new investment advisory agreement between SCM and SGAM which took effect on October 27, 2025. This new investment advisory agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

The enclosed Information Statement is provided in lieu of a proxy statement to shareholders of record of the Portfolio as of November 14, 2025. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

Sincerely,

Bruce E. Ventimiglia
CEO and Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

BACKGROUND

On October 27, 2025, the Board of Trustees (the “Board”) of The Saratoga Advantage Trust (the “Trust”) approved, at the recommendation of Saratoga Capital Management, LLC (the “Manager”), a new investment advisory agreement between the Manager and Smith Group Asset Management, LLC (“SGAM”)(the “New Agreement”) on behalf of the Financial Services Portfolio (the “Portfolio”) as described below, effective October 27, 2025.

The parent company of SGAM, Cantor Fitzgerald, L.P. (“CFLP”), announced that Howard W. Lutnick, CFLP’s former Chairman and Chief Executive Officer, agreed to transfer his ownership interest in CFLP to (i) trusts for the benefit of Mr. Lutnick’s adult children, for which Brandon Lutnick, the current Chairman and Chief Executive Officer of CFLP is the controlling trustee and (ii) certain other investors (no more than 10% of CFLP) (the “Transaction”). The Transaction constituted a change in control of SGAM (the “Change of Control”), resulting in the “assignment” of the prior investment advisory agreement between the Manager and SGAM dated July 1, 2021 (the “Prior Agreement”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Such an assignment under the 1940 Act resulted in the automatic termination of the Prior Agreement. The terms of the New Agreement are substantially identical to those of the Prior Agreement. The New Agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

SGAM is a global investment adviser with assets under management of $2.73 billion as of August 31, 2025. SGAM is located at 100 Crescent Court, Suite 1150, Dallas, TX 75201.

Under an exemptive order (the “Order”) the Trust has received from the Securities and Exchange Commission, the Manager is permitted, subject to the approval of the Board, to select investment advisers to manage all or a portion of the assets of the Portfolio and enter into and materially amend investment advisory agreements with investment advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new investment adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about December 1, 2025 to the Portfolio’s shareholders of record as of November 14, 2025 (the “Record Date”).

As of the Record Date, there were issued and outstanding 3,895.8760, 2.4620, and 75,304.1010 shares of the Portfolio’s A, C and I classes, respectively.

II.	INFORMATION CONCERNING THE NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND SGAM WITH RESPECT TO THE PORTFOLIO.

The Prior Agreement was last approved by the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (the “Independent Trustees”), on April 14, 2025.

As discussed below under “Board Consideration,” at a meeting held on October 27, 2025, the Board authorized the Manager to enter into the New Agreement with SGAM on behalf of the Portfolio, effective October 27, 2025, due to the Prior Agreement’s automatic termination resulting from the Transaction.

The New Agreement, dated October 27, 2025, contains substantially identical material terms and conditions as the Prior Agreement except for the dates of execution and termination. In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. In addition, the termination provision was updated to clarify that the New Agreement will automatically terminate in the event of an assignment.

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Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the New Agreement, SGAM will receive from the Manager, as it did under the Prior Agreement, a portion of the management fee payable by the Portfolio to the Manager. The Manager’s management fee is calculated at an annual rate of 1.25% of daily net assets of the Portfolio. This rate will not change under the New Agreement.

III.       BOARD CONSIDERATION

On October 27, 2025, the Board met and considered the New Agreement. At their meeting, the Trustees, including all of the Independent Trustees, approved the New Agreement effective October 27, 2025.

To assist the Board in its consideration of the New Agreement, the Board received in advance of the Meeting certain materials and information. Representatives from the Manager made presentations to the Board on behalf of the Portfolio and SGAM and responded to questions from the Trustees. Among other things, the Board considered, with its legal counsel:

•	that the Board had, at the Meeting of the Board held on April 14, 2025, performed a full review of the Prior Agreement with SGAM and had determined that SGAM had the capabilities, resources and personnel necessary to provide investment advisory services to the Portfolio;
•	assurances received from SGAM and the Manager that the Acquisition is not expected to result in any diminution in the nature, quality and extent of services provided to the Portfolio and its shareholders;
•	assurances received from SGAM and the Manager as to the consistency of the portfolio management team that would be primarily responsible for the day-to-day management of the Portfolio; and
•	that the fee schedule under the New Agreement would not differ from the schedule under the Prior Agreement.

The Board also considered, with its legal counsel: (i) the nature, quality and extent of the services to be provided by SGAM; (ii) the depth of organization, expertise, reputation and experience of SGAM; and (iii) reasonableness of the fee split between the Manager and SGAM.

The Board also discussed the terms and conditions of the New Agreement and compared it to the Prior Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially identical, in all material respects, as the terms of the Prior Agreement. In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

Based upon its review and the representations made to it and after consideration of the above factors, and such other factors and information as it deemed relevant, the Board approved the New Agreement. No single factor reviewed by the Board was identified as the principal factor in determining whether to approve the Agreement and each Board Member may have attributed different weights to the various factors considered.

IV.       DURATION AND TERMINATION OF NEW SUB-ADVISORY AGREEMENT

The New Agreement will have an initial term of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.

The New Agreement may be terminated on the same terms as the Prior Agreement and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

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V.	GENERAL INFORMATION CONCERNING SGAM

The names, titles and principal occupations of the executive officers and directors of SGAM are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Stephen S. Smith	Chief Executive Officer and Portfolio Manager
John D. Brim	President, Chief Investment Officer and Portfolio Manager
Walter D. Karle	Chief Compliance Officer

The business address of Messrs. Smith and Brim is 100 Crescent Court, Suite 1150, Dallas, TX 75201. Mr. Karle’s business address is 110 East 59th Street, New York, NY 10022.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 12725 W. Indian School Road, Suite E-101, Avondale, Arizona 85392, Attention: Bruce E. Ventimiglia).

The Manager is located at 12725 W. Indian School Road, Suite E-101, Avondale, Arizona 85392.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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